UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM 8-K
______________________

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 9, 2018

EDGEWELL PERSONAL CARE COMPANY

(Exact name of registrant as specified in its charter)

Missouri	1-15401	43-1863181
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 Timberlake Manor Parkway, Chesterfield, Missouri 63017
(Address of principal executive offices)

314-594-1900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Board Committees and Memberships

On November 9, 2018, the Board of Directors (the “Board”) of Edgewell Personal Care Company (the “Company”) approved the separation of the Nominating and Executive Compensation Committee into two new committees, the Compensation Committee and the Corporate Governance Committee, effective November 9, 2018. The charters for these new committees, as well as amended and restated charters for the existing Audit Committee and Finance and Oversight Committee of the Board, which shall now be known as the Finance Committee, are available on the Company’s website at www.edgewell.com, under the Investor Relations section of the website.

The Audit Committee is comprised of Gary Waring (Chair), Robert Black, Daniel Heinrich, Elizabeth Long and Joseph O’Leary. The Compensation Committee is comprised of John Hunter (Chair), Mr. Heinrich, Carla Hendra, R. David Hoover, James Johnson and Rakesh Sachdev. The Corporate Governance Committee is comprised of Mr. Johnson (Chair), Mr. Black, Ms. Hendra, Ms. Long and Mr. Waring. The Finance Committee is comprised of Mr. Hoover (Chair), George Corbin, Mr. Hunter, Mr. O’Leary and Mr. Sachdev.

Executive Compensation

On November 9, 2018, the Nominating and Executive Compensation Committee (the “NECC”) of the Board and the Board adopted certain decisions relating to the compensation of the named executive officers and other executive officers of the Company, including David P. Hatfield, Chairman, President and Chief Executive Officer; Rod R. Little, Chief Financial Officer; Colin A. Hutchison, Chief Operating Officer; John N. Hill, Chief Human Resources Officer; and Marisa B. Iasenza, Chief Legal Officer and Secretary (the “Executive Officers”).

FY 2019 Executive Bonus Plan

At their November 9, 2018 meetings, the NECC and the Board approved an annual cash bonus program for the Company’s 2019 fiscal year (the “Bonus Plan”) for the Company’s executive officers, including the Executive Officers, under the Company’s shareholder-approved executive officer bonus plan.

The Bonus Plan payouts are based on the achievement by the Company during fiscal year 2019 (October 1, 2018 through September 30, 2019) of certain levels of performance under three metrics: (i) adjusted net sales (35% of the bonus target), (ii) adjusted EBITDA (40% of the bonus target) and (iii) net working capital as a percentage of net sales (25% of the bonus target). The performance level targets for the Bonus Plan were chosen based on fulfilling the Company’s business plan for fiscal year 2019.

Adjusted net sales means net sales (determined in accordance with generally accepted accounting principles (“GAAP”)) as publicly reported by the Company, adjusted to account for certain specified items.

Adjusted EBITDA means the sum of earnings before income taxes plus interest, depreciation, and amortization, determined in accordance with GAAP as publicly reported by the Company, adjusted to account for certain specified unusual or extraordinary items.

Net working capital as a percentage of net sales means average net working capital divided by net sales for the performance period, as adjusted for the effect of restructuring events such as plant closings, sales of facilities or operations and business restructurings, and expressed as a percentage. Average net working capital means, as of the end of the performance period, the average of the last four quarter end balances for each of (i) receivables, as reported, less the portion of accrued liabilities representing trade allowance, plus (ii) inventories, as reported, minus (iii) accounts payable.

Performance bonuses, if any, for the Executive Officers will be paid by the Company in November 2019, subject to the terms of the Bonus Plan, and subject to (a) the Committee’s determination that the performance objectives were met; and (b) participants remaining employed by the Company on the last day of the 2019 fiscal year.

The Bonus Plan will offer potential payouts expressed as a percentage of the individual’s bonus target, which is a percentage of the individual’s base salary. The individual bonus targets for the Executive Officers were set as follows: Mr. Hatfield - 115%; Mr. Little - 75%; Mr. Hutchison - 80%; Mr. Hill - 60%; and Ms. Iasenza - 60%.

Payouts will range from 50% of bonus target if threshold performance is achieved, to 100% at target performance and a maximum of 200% at stretch performance. Payment is subject to discretionary reduction by the Compensation Committee. No payment under any of the performance goals will be made for Company performance below threshold.

Equity Awards

At their November 9, 2018 meetings, the NECC and the Board approved long-term incentive program awards of time-based restricted stock equivalents (“RSEs”), performance-based restricted stock equivalents (“PSEs”), non-qualified stock options (“Options”) and a Project Fuel PSE Grant (“Project Fuel PSEs”) under the Company’s 2018 Stock Incentive Plan, to be granted on November 15, 2018 to certain employees of the Company, including the Executive Officers. Awards to the Executive Officers were made in the amounts set forth below.

Name	RSE Grant	PSE Grant*	Option Grant	Project Fuel PSE Grant*
David P. Hatfield	$990,000	$1,650,000	$660,000	$3,500,000
Rod R. Little	$300,000	$500,000	$200,000	$1,200,000
Colin A. Hutchison	$300,000	$500,000	$200,000	$1,200,000
John N. Hill	$150,000	$250,000	$100,000	$800,000
Marisa B. Iasenza	$150,000	$250,000	$100,000	$800,000
*Reflects the grant date value of shares that would be received upon satisfaction of target level performance.

The NECC and the Board believe that these awards are important to retain key employees and create strong alignment for key employees with shareholder interests going forward. The amount of the awards reflects a variety of factors, including such items as benchmarked data from the Company’s peer group, individual performance, and current dilution rates. The material terms of the awards granted to the Executive Officers are as follows:

RSEs. As of the date of the award, recipients will be credited with RSEs which, upon vesting, will convert into shares of Company Common Stock which will be issued to the recipients. Vesting of the RSEs for each of the Executive Officers will occur ratably on each of the first three anniversaries of the date of grant. Dividends, if any, which would have been paid on the underlying shares will be paid in cash after vesting occurs.

PSEs. As of the date of the award, recipients will be credited with PSEs which, upon vesting, will convert into shares of Company Common Stock which will be issued to the recipients. Vesting of the PSEs for each of the Executive Officers will occur on the date that the Company releases its earnings for the fiscal year ending September 30, 2021, if the performance criteria are met, subject to the Compensation Committee’s exercise of negative discretion. The performance goals for the PSE awards are (a) the adjusted earnings per share of the Company for fiscal year 2021 (the last fiscal year of the three-year performance period) (60% of the PSE), and (b) the adjusted cumulative free cash flow of the Company for fiscal year 2021 as a percentage of adjusted net sales of the Company for fiscal year 2021 (the last fiscal year of the three-year performance period) (40% of the PSE). The percentage of the grant vesting will range from 0% to 100% based on performance, with payment subject to discretionary reduction by the Compensation Committee. Each Executive Officer will vest in 50% of his or her PSE grant if threshold performance on both metrics is achieved, 100% of his or her PSE grant if target performance on both metrics is achieved, and up to a maximum of 200% of his or her PSE grant if stretch performance on both metrics is achieved. Vesting of the PSE awards is subject to (a) the Compensation Committee’s determination after the end of the Company’s fiscal year 2021 that the performance objectives were met and (b) the terms of the award agreement. Dividends, if any, which would have been paid on the underlying shares will be paid in cash after vesting occurs.

Adjusted earnings per share means diluted earnings per share determined in accordance with GAAP as publicly reported by the Company, adjusted to account for certain specified unusual or extraordinary items. Adjusted cumulative free cash flow as a percentage of adjusted cumulative net sales means free cash flow divided by adjusted net sales over the three-year performance period. Free cash flow means net cash from operating activities less capital expenditures, plus proceeds from asset sales, over the three-year performance period. Net cash from operating activities is consistent with the Company’s publicly reported financial statements, adjusted to account for certain specified unusual or extraordinary items. Adjusted cumulative net sales means net sales determined in accordance with GAAP, as publicly reported by the Company, based on the Company’s audited financial statements, adjusted to account for certain specified items.

Options. The Options will have an exercise price equal to the closing price of a share of the Company’s Common Stock on November 15, 2018. One-third of the Options will vest annually on each of the first three anniversaries of the grant date and remain exercisable for a ten-year term.

Project Fuel PSEs: As of the date of the award, recipients will be credited with Project Fuel PSEs which, upon vesting, will convert into shares of Company Common Stock which will be issued to the recipients. Vesting of the Project Fuel PSEs for each of the Executive Officers will occur on the date that the Company releases its earnings for the fiscal year ending September 30, 2021, if the performance criteria is met, subject to the Compensation Committee’s exercise of negative discretion. The performance goal for the Project Fuel PSE awards is the cumulative gross savings achieved by the Company through its Project Fuel initiative by the end of fiscal year 2021. The percentage of the grant vesting will range from 0% to 200% based on performance, with payment subject to discretionary reduction by the Compensation Committee. Each Executive Officer will vest in 20% of his or her Project Fuel PSE grant if threshold performance is achieved, 100% of his or her Project Fuel PSE grant if target performance is achieved, and up to a maximum of 200% of his or her Project Fuel PSE grant if stretch performance is achieved. Vesting of the Project Fuel PSE awards is subject to (a) the Compensation Committee’s determination after the end of the Company’s fiscal year 2021 that the performance objective was met and (b) the terms of the award agreement. Dividends, if any, which would have been paid on the underlying shares will be paid in cash after vesting occurs.

Unvested awards will vest upon a recipient’s death, disability or a change of control of the Company (as defined), subject to certain conditions and limitations. Subject to certain exceptions, any portion of the awards that are not vested will be forfeited upon: (i) the recipient’s termination of employment (other than as specified above), or (ii) a determination by the Compensation Committee that the recipient engaged in competition with the Company or other conduct contrary to the best interests of the Company in violation of certain covenants in the award agreement, generally relating to confidentiality, non-solicitation, non-disparagement and non-competition. A pro rata portion of the awards will also vest upon voluntary termination of employment at least one year after the grant date by a recipient who reaches age 55 and has more than ten years of service.

Under the award agreements, each recipient is bound by covenants generally relating to confidentiality, non-solicitation, non-disparagement and non-competition, including following termination of employment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
EDGEWELL PERSONAL CARE COMPANY

By: /s/Marisa Iasenza
Marisa Iasenza
Chief Legal Officer

Dated: November 15, 2018